Exhibit 10.3

AMENDMENT TO AMENDED

AND RESTATED EMPLOYMENT AGREEMENT

This AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”) is effective as of August 1, 2011 (the “Effective Date”), by and between Team Health, Inc., a Tennessee corporation (the “Company”), and H. Lynn Massingale, M.D. (the “Employee”).

WITNESSETH:

WHEREAS, Employee currently serves as the Executive Chairman of the Company; and

WHEREAS, Employee originally entered into an amended and restated employment agreement with the Company dated March 11, 1999, as amended October 1, 2002 and April 15, 2005 (the “Original Agreement”), which Original Agreement was amended and restated on November 23, 2005 (the “Commencement Date”) (the “First Amended Agreement”), and further amended on May 1, 2008 (the “2008 Amendment”), and further amended and restated on November 29, 2009 (the “Amended and Restated Employment Agreement”); and

WHEREAS, the Company and Employee wish to amend the Second Amended Agreement effective upon the Effective Date as set forth herein.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties hereto do hereby agree to amend the Second Amended Agreement as follows:

1.	Sections 6.5(a)(iii), 6.5(b)(iii) and 6.5(c)(iii) of the Second Amended Agreement are hereby deleted in their entirety.

2.	A new Section 6.5(d) is hereby added to the Second Amended Agreement as follows:

(d) In the event Employee’s Employment terminates for any reason, Company shall reimburse Employee, as supplemental severance payments in addition to the other severance payments and benefits provided under this Agreement, on the first day of each month from the date of termination of Employment, the following amounts:

(i) The monthly premium equal to the premium due, including any administrative charge, under the Health Plans, as defined below, for continuation coverage under the medical, dental or vision group health plans of the Company in effect for Employee and/or his spouse and other eligible dependents immediately prior to the date of termination of Employment (collectively, the “Health Plans”) under section 4980B of the Code and sections 601 through 608, inclusive, of ERISA (collectively, “COBRA”).

(ii) In the event Company amends or modifies its group health plan during the period that continuation coverage is available to Employee and/or his spouse and other dependents so that the benefits are less than the benefits provided under the Health Plans at the date of termination of Employment, the Employee, or such other person to whom payment is due hereunder, may elect instead of the amounts paid pursuant to Section 6.5(d)(i), to have the Company pay to Employee the cost of any insurance policy for medical, dental and/or vision coverage which the Employee and/or his spouse or other eligible dependents may, in the sole discretion of such person, elect to purchase. Employee, or such other person to whom payment is due hereunder, shall provide a copy of the invoice or billing statement from the applicable insurer evidencing the amount of the premium subject to reimbursement hereunder.

(iii) After the period of time that Employee and/or his spouse and other eligible dependents are no longer eligible for continuation coverage in the Health Plans pursuant to COBRA until Employee attains age sixty-five (65), the monthly payment shall equal the amount payable by Employee for an individual health insurance policy or policies covering Employee and/or his spouse and other eligible dependents, as purchased, at the sole discretion of Employee, or his spouse or other eligible dependent in the event of the death of Employee, and may be, at the discretion of the covered person, the equivalent coverage or better than was available under the Health Plans. Employee, or such other person to whom payment is due hereunder, shall provide a copy of the invoice or billing statement from the applicable insurer evidencing the amount of the premium subject to reimbursement hereunder.

(iv) If the Employee dies before attaining age sixty-five (65), the payments specified in this Section 6.5(d) shall continue and shall be made to Employee’s Trust for the benefit of his surviving spouse and other eligible dependents until Employee would have otherwise attained age sixty-five (65).

(v) The Employee, Employee’s Trust or his spouse and/or dependents, shall be responsible for all income or other taxes that may be imposed on the Employee, Employee’s Trust or his spouse and/or dependents as a result of any payments provided hereunder.

(vi) The payments to be made pursuant to this Section 6.5(d) are in addition to and shall not reduce any other payment to be made under any other provision of this Agreement or any rights of the Employee hereunder, and all such other rights and payments shall be made independent of the payments made under this Section 6.5(d).

(vii) It is intended that the reimbursements provided pursuant to this Section 6.5(d) shall be made on a monthly basis as the premiums are paid, however, notwithstanding any other provision in this Section 6.5(d), in no event, shall any reimbursement hereunder be made later than the last day of

Employee’s taxable year following the taxable year in which the insurance premium was paid, and no premium eligible for reimbursement in one taxable year of Employee may affect the premiums eligible for reimbursement in a subsequent taxable year.

3.	In all other respects the Amended and Restated Employment Agreement is hereby ratified and affirmed.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on its behalf by its duly authorized officer and Employee has executed the same effective as of the Effective Date.

COMPANY:

Team Health, Inc.

By:	/s/ Heidi S. Allen

Its:	SVP and General Counsel

EMPLOYEE:

/s/ H. Lynn Massingale H. Lynn Massingale, M.D.